Operating Agreement for Shasta Power Fund II, LLC

A Delaware Limited Liability Company

THE INTERESTS REPRESENTED HEREBY (THE "INTERESTS") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THERE IS NO OBLIGATION ON THE ISSUER TO REGISTER THE INTERESTS UNDER THE SECURITIES ACT. A PURCHASER OF ANY INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES ADMINISTRATORS OF CERTAIN STATES OR OTHER JURISDICTIONS NOR HAVE THEY BEEN QUALIFIED OR REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF CERTAIN STATES OR OTHER JURISDICTIONS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE QUALIFICATION OR REGISTRATION REQUIREMENTS OF SUCH LAWS. THEREFORE, A PURCHASER OF ANY INTEREST WILL NOT BE ABLE TO RESELL IT UNLESS THE INTEREST IS QUALIFIED OR REGISTERED UNDER THE APPLICABLE STATE SECURITIES LAWS OR LAWS OF OTHER JURISDICTIONS OR UNLESS AN EXEMPTION FROM SUCH QUALIFICATION OR REGISTRATION IS AVAILABLE.

ARTICLE 11 OF THIS AGREEMENT PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE INTERESTS. FURTHERMORE, THERE MAY BE RESTRICTIONS ON TRANSFER AS PROVIDED BY THE SUBSCRIPTION AGREEMENT OR THROUGH FEDERAL AND STATE LAW.

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into effective as of August 28, 2024, by and among Shasta Power Fund II, LLC, a Delaware limited liability company, Shasta Power LLC, a Delaware limited liability company, as Manager and as Class B Member and the several persons whose names and addresses are set forth in Exhibit 1 attached hereto and incorporated herein by reference, and whose signatures appear herein or by a separate joinder instrument, and any other Person who shall hereafter execute this Agreement as a Member of the Company.

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Article 1:

“Act” means the provisions of Delaware Limited Liability Company Act (Del. Code. Ann. Title 6. §18-101 et. seq.) (the “Act”), as from time to time in effect in the State of Delaware, or any corresponding provision or provisions of any succeeding or successor law of such State. The Act shall govern the rights and obligations of, and the relationships among, the Members except as modified by the provisions of this Agreement.

“Adjustment Year” means: (1) in the case of an adjustment pursuant to the decision of a court, the Company’s taxable year in which the decision becomes final; (2) in the case of an administrative adjustment request, the Company’s taxable year in which the administrative adjustment is made; or (3) in any other case, the Company’s taxable year in which the notice of final Company adjustment is mailed.

“Affiliate” of a Member or Manager means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member or Manager, as applicable. The term “control,” as used in the immediately preceding sentence, means with respect to a corporation, limited liability company, limited life company or limited duration company (collectively, “limited liability company”), the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, estate, association or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Certificate of Formation” refers to the Company’s Certificate of Formation as filed with the Delaware Secretary of State.

“Assignee” means any transferee of a Member’s Interest who has not been admitted as a Member of the Company.

“Bankruptcy” means, with respect to a Member: (i) Member files a voluntary petition for bankruptcy; (ii) such Member is adjudged a bankrupt or insolvent, or has entered against him or it an order for relief, in any bankruptcy or insolvency proceeding; (iii) such Member files a petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; or (iv) such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him or it in any such proceeding.

“Capital Account” means an account established and maintained for each Member pursuant to Article 9 of this Agreement.

“Capital Contributions” means the contributions made, in U.S. Dollars, by the Members to the Company pursuant to Sections 8.1 or 8.4 hereof and, in the case of all the Members, the aggregate of all such Capital Contributions.

“Class A Interests and Members” Class A Members are persons accepted into the Company as owners of Class A Units of LLC Interests (“Class A Units”). The Capital Contribution for one Class A Unit shall be set from time to time by action of the Manager in accordance with Section 5.2 (the “Class A Unit Price”). The minimum Capital Contribution for Class A Units shall be set from time to time by action of the Manager in accordance with Section 5.2 (the “Class A Minimum Subscription Amount”). Class A Members shall be accepted into the Company solely by subscription and approval of the Manager. Each Class A Member agrees to make its Capital Contribution at the time the Member is accepted into the Company by the Manager.

The Manager may designate different series of Class A Units. Every Class A Units series shall have the same rights and obligations as all Class A Units as stated throughout this Agreement – however, the Manager may set different Class A Unit Price between Class A Units of different series.

As of the Date of this Operating Agreement there shall be two Class A Units series, Series 1 and Series 2. There shall be a total of Seventy One Thousand, Four Hundred and Fifty (71,450) Class A Units authorized, comprised of 50,000 Class A Series 1 Units and 21,450 Class A Series 2 Units. The Class A Series 2 Units shall also be referred to as “Bonus Units” and shall be granted during an offering of Class A Series 1 Units (an “Offering”) according to Exhibit 1-A. The number of Bonus Units (Class A Series 2 Units) an investor will receive in the Offering, shall be calculated depending on the amount of gross proceeds the Company has raised at the point where an investment in Class A Series 1 Units is approved and funded, as may be further described in the Offering circular and corresponding subscription agreement. All Bonus Units shall be issued to the Investors on the date of each closing, which may occur several times per Tranche. . No fractional Class A Series 1 will be issued. Fractional Bonus Units may be issued, rounded down to two (2) decimal places. Eligibility for Bonus Units is determined first by cleared funds, then (in tie situations) by timestamp from the portal’s “invest” button click.

“Class B Interests and Members” means an Interest that is held by a Class B Member. Class B Interests (“Class B Units”) shall be held by the Manager. There shall be Thirty Thousand, Six Hundred and Twenty-One (30,621) Class B Interests, which in aggregate represent a Capital Contribution of One Thousand Dollars ($1,000.00) by the Manager.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law and, to the extent applicable, the Income Tax Regulations.

“Committed Capital” – The amount of US Dollars a Member agrees to pay to the Company as their Capital Contribution in exchange for the Class A Membership Interests.

“Company” means Shasta Power Fund II, LLC, a Delaware limited liability company.

“Distributable Cash” means, for each Fiscal Quarter, the GAAP Profits from Company operations and any sale or refinance of an asset held by an Energy Project or associated SPE, less (only to the extent not yet included in the adjustments made to determine to GAAP Profits for such Fiscal Quarter) the following to the extent paid, accrued or set aside by the Company: (a) all principal payments on indebtedness of the Company and all other sums paid by the Company to lenders; (b) all capital expenditures of the Company’s business, including but not limited to, any purchase commitments; (c) such Reserves as the Manager deems reasonably necessary to the proper operation of the Company’s business; (d) Cash Available for Redemption; and, (e) cash reserves set aside for all Mandatory Distributions owed to Members pursuant to Section 11.9.

"Energy Project” means a facility or other asset developed by the Company to generate electrical power.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Investor” has the same meaning as “benefit plan investor” as defined in 29 C.F.R. §2510.3-101(f)(2), as amended. Currently a “benefit plan investor” includes pension plans, profit sharing plans, stock bonus plans, and individual retirement accounts.

“Financing Receivable(s)” refers to the amounts due to the Company (as lender) arising out of any loans and/or notes whose term has not reached maturity and whose principal and/or interest is outstanding and has not been collected by the Company.

“Fiscal Quarter” refers to one of four three-month periods comprising the Company’s Fiscal Year. The Company’s Fiscal Quarters end on March 31, June 30, September 30, and December 31 of every year.

“Fiscal Year” refers to the completion of the Company’s 12-month accounting period. The Company’s Fiscal Year ends on December 31 of every year.

“Income Tax Regulations” means, unless the context clearly indicates otherwise, the regulations in force as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

“Interconnection Deposit” means a payment made by the Company as part of the process of securing for an Energy Project the necessary interconnection to the power grid.

“Interconnection Deposit Class Preferred Return” means, with respect to each Interconnection Deposit Class, an amount per annum set forth on the Interconnection Deposit Class Addendum in the form appearing in Exhibit 3, establishing such Interconnection Deposit Class, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the period for which such Interconnection Deposit Preferred Return is being determined, cumulative but not compounded annually to the extent not distributed in any given Fiscal Year pursuant to Section 11.1, of such Member’s Unreturned Capital Contributions during the period to which the Interconnect Deposit Preferred Return relates, commencing on the date of the Capital Contributions for which the Interconnection Deposit Preferred Return is being calculated and lasting until, but not including, the date that distributions constituting a return of such Capital Contribution are made pursuant to the terms of or with respect to Section 11.1(A) or Section 11.2.

“Interest” or “Membership Interest” means all of a Member’s ownership interest (within the meaning of the Act) and legal and equitable rights as an owner in the Company, including, without limitation, the Member’s share of the profits and losses of the Company, the right to receive distributions of the Company’s assets, any right to vote and any rights to participate in the management of the Company as provided in the Act and this Agreement.

“Manager” means Shasta Power LLC.

“Member” means any Person who holds a (i) Class A Interest; (ii) Class B Interest; or (iii) an Interconnection Deposit Class Interest.

“Percentage Interest” means the allocable interest of each Member in the income, gain, loss, deduction or credit of the Company as set forth in the records of the Company. Percentage Interest includes the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to participate in the Company’s income or losses, Net Cash Flow and any and all rights and benefits to which a Member may be entitled pursuant to this Agreement and under the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and the Act.

“Person” means a natural person or any partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, limited life company, limited duration company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity.

“Prime rate” refers to the prime interest rate that U.S. commercial banks charge their most creditworthy customers for loans. Like all loan rates, the prime interest rate is derived from the federal funds overnight rate, which is set by the Federal Reserve at meetings held eight times a year.

“Reserves” means the reasonable reserves established and maintained from time to time by the Manager, in amounts reasonably considered adequate and sufficient from time to time by the Manager to pay taxes, fees, insurances or other costs and expenses incident to the Company’s business.

“Return Split” refers to the amount of Distributable Cash owed to each Class of Membership Interests as a class.

“Tranche” refers to a defined portion of the Offering in which Class A Series 1 Units are sold at a fixed price with a corresponding Bonus Unit ratio as described in Exhibit 1-A. Each Tranche has a predetermined funding amount and bonus structure. As capital is received, investors are allocated Class A Series 1 Units and Bonus Units according to the terms of the active Tranche at the time of their investment.

“Unit” means each of the Class A, Class B, and any Interconnection Deposit Class Units, which collectively constitute all of the Interests of the Company. Each individual Unit constitutes a fractional part of the Interest of each Member in the Company representing the relative interest, rights and obligations a Member has with respect to certain economic rights, voting, and other items pertaining to the Company as set forth in this Agreement. Unless otherwise provided herein, references in this Agreement to Units of a Member include all or the portion of such Member’s Interest that is represented by or attributable to, or otherwise relates to, such Units. Whole numbers of Units may be issued by the Company and/or owned by Members and other transferees of Units.

“Unit Issue Date” refers to the date the Class A, Class B or Interconnection Deposit Class Units were transferred to a Person.

“Unreturned Capital Contributions” shall mean, for purposes of this Agreement, the total amount (in dollars) of all Capital Contributions made by the Members less the aggregate amounts paid to the Members by the Company to pay down the balance of their Capital Contributions.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Name. The name of the Company shall be Shasta Power Fund II, LLC, a Delaware limited liability company.

Section 2.2 Purpose of the Company. Notwithstanding any contrary provision in this Agreement, the Certificate of Formation, or any other governing or organization documents of the Company to the contrary, the following shall govern the nature and principal purpose of the Company (the “Company Business”) and the purposes to be conducted and promoted by the Company (either directly, or indirectly, through one or more Subsidiaries), is to engage in the following activities:

(1) To purchase, acquire, sell, encumber, assign, lease, operate, or otherwise deal with real property;

(2) to own, hold, sell, assign, transfer, operate, manage, pledge and otherwise deal with Energy Projects;

(3) to purchase, own, hold, sell, assign, transfer, operate, manage, pledge and otherwise deal with business personal property;

(4) to exercise all powers and take all actions necessary, appropriate or convenient to the conduct, promotion or attainment of the Company Business or purposes otherwise set forth herein.

It is understood that the foregoing statement of purposes shall not serve as a limitation on the powers or abilities of this Company, which shall be permitted to engage in any other business activities without a formal amendment to this Agreement.

Section 2.3 Term. This Company shall continue in existence in perpetuity from the date of filing of its Certificate of Formation with the Delaware Secretary of State, unless earlier dissolved pursuant to the Act or in accordance with this Agreement.

Section 2.4 Taxation as a Corporation. The Company will be taxed as a corporation for federal and state income tax purposes. Until and unless the Manager elects a different tax classification for the Company, any provision of this Agreement that is in conflict with the preceding sentence shall not apply.

ARTICLE 3

COMPANY OFFICES

Section 3.1 Registered Office. The registered office of the Company in Delaware required by the Act shall be as set forth in the Company’s Certificate of Formation until such time as the registered office is changed in accordance with the Act.

Section 3.2 Principal Executive Office. The principal executive office for the transaction of the business of the Company shall be fixed by the Manager within or without the State of Delaware. The initial principal office address is 115 NW Oregon Ave. Unit 10, Bend, OR 97703.

Section 3.3 Other Offices. The Manager may at any time establish other business offices within or without the State of Delaware.

ARTICLE 4

MEMBERS; LIMITED LIABILITY OF MEMBERS; CLASSES; INTERESTS OF MEMBERS; CERTIFICATES; VOTING RIGHTS; MEETINGS OF MEMBERS

Section 4.1 Members. Each Person admitted as a Member of the Company pursuant to the Act and this Agreement, shall be a Member of the Company until they cease to be a Member in accordance with the provisions of the Act, the Certificate of Formation, or this Agreement. Upon the admission of any new Member, the Company shall update its records to reflect the name, address, Capital Contribution, and date admitted as a Member.

Section 4.2 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

Section 4.3 Nature of Membership Interest; Agreement Is Binding upon Successors. The Interests of Members in the Company constitute their personal property. No Member has any interest in any specific asset or property of the Company. In the event of the death or legal disability of any Member, the executor, trustee, administrator, guardian, conservator or other legal representative of such Member shall be bound by the provisions of this Agreement. If a Member who is not a natural person is dissolved or terminated, the successor of such Member shall be bound by the provisions of this Agreement.

Section 4.4 Certificates Evidencing Interests. It is not the intention to issue the Members certificates evidencing their Membership Units. However, the Company may issue to every Member of the Company a certificate signed by the Manager specifying the Interest of such Member. If a certificate for registered interests is worn out or lost, it may be renewed on production of the worn-out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of the Manager.

Section 4.5 Classes of Members.

(A)               At a minimum, the Company shall have the following classes of Members: Class A Members and Class B Members.

(B)               Interconnection Deposit Classes. Notwithstanding anything in Section 4.5(A) to the contrary, the Manager is hereby empowered, without the vote or act of any other Person, to establish any new class of limited liability company interests in the Company (each, an “Interconnection Deposit Class”) it deems appropriate, and as many Interconnection Deposit Classes as it deems appropriate, and to make any and all such amendments to this Agreement to reflect such establishment and/or account for such new Interconnect Deposit Classes as the Manager deems appropriate in connection therewith; provided, however, that each such new Interconnection Deposit Classes will be established for the sole purpose of funding interconnection deposits for one or more Energy Projects and associated special purpose entities (“SPE(s)”) . Only Members holding an interest in a particular Interconnection Deposit Class will make Capital Contributions in respect of such Interconnection Deposit Class. An Interconnection Deposit Class will represent all right, title and interest in and to the Company’s interest in, and will be burdened with all of the Company’s debts, liabilities, expenses and obligations (whether contingent or otherwise) attributable or allocable to, the particular interconnection deposit(s) funded by such Interconnection Deposit Class. All assets, activities, debts, liabilities, obligations and expenses of the Company related to interconnection deposit(s) funded by an Interconnection Deposit Class will be attributed and allocated by the Manager to that Interconnection Deposit Class, as determined by the Manager. To reflect the establishment of an Interconnection Deposit Class, the Manager will execute an addendum to this Agreement in the form prescribed in Exhibit 3 to this Agreement. Any Interconnection Deposit Class may be terminated, and the interests therein may be correspondingly terminated, without causing a dissolution of the Company or of any other Interconnection Deposit Class or any other interests in the Company. An Interconnection Deposit Class may be terminated, and the interests therein correspondingly terminated (i) at the election of the Manager at any time following the disposition of the SPE(s) or the assets held by the SPE(s) for which interconnection deposits were funded by the Interconnection Deposit Class and the distribution of proceeds of such disposition, if any, pursuant to the terms of this Agreement or (ii) at the election of the Manager with the consent of all Members then holding an interest in such Interconnection Deposit Class. The ownership interest of a Member holding interests in an Interconnection Deposit Class shall be stated as a percentage of such class. Exhibit 1 shall reflect the percentage interests of each Member holding interests in an Interconnection Deposit Class and shall be revised, amended or modified by the Manager to reflect the issuance, redemption or Transfer of any interests in an Interconnection Deposit Class. The provisions of this Section 4.5(B) shall not give a Member an interest in any amount credited to the Capital Account of any other Member.

(C)               Each such class of Members shall have the rights, powers, duties, obligations, preferences and privileges set forth in this Agreement. The names and addresses of the Members shall be maintained by the Company.

4.6 Voting Rights

(A) Except as may otherwise be provided in this Agreement, the Act, or the Certificate of Formation, each of the Class A Members and any Interconnection Deposit Class Members hereby waives their right to vote on any matters other than matters that cannot be waived under the Act. Notwithstanding anything contained herein, the Members shall not participate in the day-to-day management of the business of the Company.

(B) Only Class B Members will be entitled to vote on matters stated in Section 4.6(C).

(C) The Affirmative vote of 51% of all Class B Members shall be required to:

(i) approve a sale of substantially all of the assets of the Company with an expected return of less than ten percent (10%);

(ii) amend the Certificate of Formation or make substantive or material amendments to this Agreement;

(iii) issue a loan to any Person;

(iv) take any action that the Manager deems material to the day-to-day operation of the Company that is outside of the powers granted in Sections 5.1 and 5.2; and

(v) remove or replace the Manager.

(D) Without limiting the preceding provisions, no Person shall be entitled to exercise any voting rights as a Member until such Person (i) has been admitted as a Member, and (ii) has paid the Capital Contribution required hereunder.

Section 4.7 Place of Meetings. All meetings of the Members may be held at any place within the United States designated by the Manager. The meetings may occur in-person, telephonically, or digitally using available technology. The Manager shall have sole discretion as to the manner in which meetings of the Members are carried out.

Section 4.8 Meetings of Members. No annual meeting of the Members shall be required. Notwithstanding the foregoing, a meeting of the Members for the purpose of taking any action permitted to be taken by the Members hereunder may be called by the Manager. Upon request in writing that a meeting of Members be called for any proper purpose, the Manager shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time established and set by the Manager. Such notices shall state: (1) the place, date and hour of the meeting; and, (2) those matters which the Manager, at the time of the mailing of the notice, intends to present for action by the Members.

Section 4.9 Quorum. The presence at any meeting in person or by proxy of Members holding not less than sixty percent (60%) of the Percentage Interests of the class or classes entitled to vote at such meeting shall constitute a quorum for the transaction of business. This section shall not be interpreted to alter the votes required by this Agreement.

Section 4.10 Waiver of Notice. If any notice is required to be given to any Member, a written signed waiver by that Member shall be equivalent to the giving of such notice, regardless of when such waiver was signed.

Section 4.11 Action by Members Without a Meeting. Any action which, under any provision of the Act or the Certificate of Formation or this Agreement may be taken at a meeting of the Members, may be taken without a meeting, and without notice. Such action may be taken without a meeting if a written consent of such action is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting with all of the voting Members as if the vote were taken during a meeting.

Any Member giving a written consent, or the Member’s proxyholders, or a personal representative of the Member or their respective proxyholders, may revoke the consent by a writing received by the Manager prior to the time that written consents of the number of votes required to authorize the proposed action have been filed with the Manager, but may not do so thereafter. Such revocation is effective upon its receipt by the Manager or, if there shall be no person then holding such office, upon its receipt by any other officer or Manager of the Company.

Section 4.12 Record Date. The Manager shall fix a time in the future as a record date (the “Record Date”) for the determination of the Members entitled to notice of and to vote at any meeting of Members or entitled to give consent to action by the Company in writing without a meeting, to receive any report, to call a Call Amount pursuant to section (X), to receive any dividend or distribution, or any allotment of rights, or to exercise rights with respect to any change, conversion or exchange of interests. The Record Date so fixed shall be not more than Sixty (60) days nor less than ten (10) days prior to the date of any meeting, nor more than Sixty (60) days prior to any other event for the purposes of which it is fixed. When a Record Date is so fixed, only Members of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the Record Date, except as otherwise provided by statute or in the Certificate of Formation or this Agreement.

Section 4.13 Members and Managers May Participate in Other Activities. Each Member and Manager of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. No Member or Manager shall be obligated to offer to the Company or to the other Members any opportunity to participate in any such other business venture. Neither the Company nor the other Members shall have any right to any income or profit derived from any such other business venture of a Member, Manager or Affiliate. A Member or Manager may engage in incidental use of the Company’s computers, communication systems, or internet facilities for other business activities so long as such usage has no material impact upon the Company’s facilities and equipment.

Section 4.14 Members Are Not Agents. The management of the Company is vested in the Manager. The Members shall have no power to participate in the management of the Company except as expressly authorized by the Act, this Agreement or the Certificate of Formation. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Manager, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose. Any attempt to do so is null and void ab initio.

Section 4.15 Transactions of Members with the Company. Subject to any limitations set forth in this Agreement and with the prior written approval of the Manager, a Member may lend money to and transact other business with the Company, such as providing services for compensation. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member. Any such loan or other transaction shall not be deemed a Capital Contribution under this Agreement unless specifically approved upon, in writing, by the Manager.

Section 4.16 Loans between Members and the Company. Without limiting Section 4.15, no Member shall be obligated to lend money to the Company. No Member may lend money to the Company without the prior written approval of the Manager. Any loan by a Member to the Company with the required approval of the Manager shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution, shall bear interest at such commercially reasonable rate as may be agreed upon by the lending Member and the Manager, and shall be evidenced by a promissory note containing commercially reasonable terms duly executed by the Manager. In the event a loan is made by a Member and no promissory note is issued by the Company, then such amount shall be treated as a loan and bear interest at the rate of the Prime rate plus two percent (2%) per annum.

Section 4.17 Withdrawal.

(A)	No Class A Member may have the right to voluntarily or involuntarily withdraw, resign, or otherwise disassociate (a “Withdrawal” or to “Withdraw”) or receive a return of its Capital Contribution and any unpaid distributions from the Company for a period of five (5) years from the Unit Issue Date (the “Five Year Term”) applicable to said Class A Member except (1) on the prior written consent of the Manager, which may be withheld, conditioned or delayed in Manger’s sole discretion; or, (2) upon the occurrence of a Capital Event, whichever is earlier. Any Withdrawal for which no consent has been given shall be null, void and of no effect whatsoever.
(B)	Class B Members shall have the sole and exclusive authority to grant, convey, sell, transfer, hypothecate, disassociate or otherwise dispose of all or a portion of the Class B Interests without input or vote of the Class A Members and any Interconnection Deposit Class Members.

Section 4.18 Permitted Withdrawal and Redemption Requests. After the Five Year Term, a Class A Member may request that the Company redeem, from said member, a minimum of twenty percent (20%) and a maximum of one hundred percent (100%) of the then outstanding Class A Membership Units held by the Member at the time of request per fiscal year. In the event a Member desires redemption and qualifies for the same, said Member (“Redeeming Member”) shall submit a written request (“Redemption Request”) to Withdraw and for the Company to redeem said Member’s Units no less than a minimum of twenty percent (20%) and up to a maximum of one hundred percent (100%) of the then outstanding Class A Membership Units held by the Member at the time of request per fiscal year. The Redemption Request shall specify the number of Units (“Request Units”) to be redeemed, provided, however, that for the avoidance of doubt, a Member may only request the redemption of Units that have been issued and outstanding for longer than the Five (5) Year Term. The Request Units shall be in a whole number and in no case shall be less than twenty percent (20%) of the of the Member’s then outstanding Units at the time of the request. The Redemption Request shall be effective on the last day of the Fiscal Year after said Request is actually received by the Company; redemptions will be closed prior to the end of each Fiscal Year and Members must have delivered a completed Redemption Request to the Manager no later than October 31 in order to be eligible to participate in a redemption in a given Fiscal Year. Notwithstanding anything contained herein to the contrary, the Company’s ability to meet Redemption Requests is wholly contingent upon the sufficiency and availability of Cash Available for Redemption and shall be subject to Manager’s sole and absolute discretion. Furthermore, the Company may, in its sole and absolute discretion convert any Redemption Request to a number of Request Units equal to one hundred percent (100%) of the then outstanding Class A Membership Units held by the Member at the time of request, regardless of the number of Request Units specified in the original Redemption Request.

Section 4.19 Redemption Requests; Sufficient Cash Available for Redemption. To the extent there is sufficient and available Cash Available for Redemption, as determined by the Manager in its sole and absolute discretion, to meet all Redemption Requests timely delivered by Redeeming Members by October 31, the Company shall redeem such Request Units from all Redeeming Members for the Redemption Price per Unit. The Manager may, at Manager’s sole discretion, allocate the Cash Available for Redemption amongst all Redeeming Members pro rata based on the number of Request Units each Member has requested Redeemed. The “Redemption Price” shall be no less than one hundred percent (100%) of the Capital Contribution paid for by the Member for the Redemption Units. The Manager may fulfill a Redemption Request and pay the Redemption Price in one payment or several payments at the Manager’s sole discretion. The Redemption Price shall be determined at the time the Redemption Request is received by the Manager and shall be determined at the sole discretion of the Manager, rounded down to the nearest $0.01.

Section 4.20 Redemption Requests Terms. Closing on the redemption of Request Units may occur electronically no later than the last Business Day of the Fiscal Year and the Company shall tender cash or other readily available funds to the Redemption Members in payment of the Redemption Price for the Request Units. Upon receipt by each Redeeming Member of the Redemption Price due said Member for said Member's Request Units, said Redeeming Member shall promptly execute and deliver any documents of transfer requested by the Company to evidence such redemption. The Company may assess a reasonable processing fee (the “Processing Fee”) per Redemption Request. The Company may, in its discretion, assess this Processing Fee against the Redemption Price for the Request Units. Notwithstanding Section 11.1, or anything else herein, to the contrary, the Redeeming Member is not eligible to receive distributions (made pursuant to Section 11.1 or otherwise) on Request Units in the month in which said Member has been redeemed for said Request Units. Upon the receipt of a Redemption Request by the Manager, Member forfeits any distribution that would otherwise be owed to Member for the period of time between the time the Redemption Request was made and the payment of the Redemption Price.

4.21 Manager’s Discretion. The Manager has sole and absolute discretion as to:

(A) whether to grant a Redemption Request, in part or in full;

(B) the amount of Cash Available for Redemption;

(C) the timing of the payment to a Redeeming Member, insofar that a Redemption Request payment complies with the timing requirements under this Agreement;

(D) whether to allocate the Cash Available for Redemption amongst one or more Members and/or Redemption Units.

The Company’s failure to pay the Redemption Price to the Redeeming Member in a timely manner will not give rise to default under the terms of this Agreement. In such a case, the Redemption Request for the un-Redeemed Redemption Units will be deemed to have been denied by the Manager as of the date the Redemption Request was received. In such a case, the Member’s unpaid, but owed distributions will be owed to the Member, however the Manager has sole and absolute discretion on the timing and amount of payment of those owed but unpaid distributions.

The Manager shall not be liable to any Member for any action as provided in Section 4.21 (A)-(D).

Section 4.22 Mandatory Redemptions Applicable to ERISA Investors. The Company may issue Units to an ERISA Investor in exchange for Capital Contribution(s) and the Manager may admit such ERISA Investor as a Member subject to the terms hereof; provided, that the Manager shall only accept Capital Contributions from an ERISA Investor and issue Units in exchange thereof (and admit said ERISA Investor as a Member if applicable) if, after said issuance, the Units held by ERISA Investors, collectively, would be less than twenty five percent (25%) of the Units then outstanding. At all times, the number of Units held by ERISA Investors shall be less than twenty-five percent (25%) of all Units then outstanding. For purposes of this calculation, the term “Member” shall include Assignees. This limitation shall be referred to as the “ERISA Investor Restriction.” If as a result of a Member Withdrawal, redemption or otherwise or issuance of additional Units, the Company violates or will violate the ERISA Investor Restriction, the Manager has the right, exercisable in its sole discretion, to cause the Company to redeem outstanding Units that are then held by ERISA Investors, on a pro rata basis, as is or may be necessary to ensure that the Company does not violate the ERISA Investor Restriction. In the event the Manager determines to exercise its rights under this Section 4.22, the Manager shall give each ERISA Investor immediate written notice of said determination, and in such Writing shall advise each ERISA Investor of the number of Units to be redeemed from said Investor, the effective date of such redemption and the Redemption Price to be paid to such Investor. Upon the effective date of such redemption, the Manager shall cause the Company to tender to each ERISA Investor the Redemption Price applicable to said Investor as directed by said Investor. No fees shall be assessed by the Company on a redemption occurring pursuant to this Section.

Section 4.23 Company Option to Redeem. If a Member’s Units are Transferred (the “Involuntary Transferred Units”) due to said Member’s death or by any court or other judicial authority, including, but not limited to, Transfers ordered in a Bankruptcy proceeding, divorce, or as a result of garnishment, attachment or execution, the Company has the option, exercisable in its sole and exclusive discretion, to redeem all, but not less than all, of the Involuntary Transferred Units upon the terms as the Manager may reasonably determine. Within thirty (30) Business Days after the date on which the Company receives written notice of the applicable event, the Company shall provide written notice of its exercise of its option to redeem to the Member, the court and the proposed assignee and/or the successor of the Class A Member (the “Successor”) as applicable (the “Option Notice”). The redemption price for the Involuntary Transferred Units shall be an amount equal to their Redemption Price less the Processing Fee and less all any and all loss, liability, damages, loss and expenses incurred by the Company as a result of or related to the Transfer. In the event the Company has an offset rights hereunder and exercises the same, then the Company shall notify in writing the Class A Member, the court and/or Successor, as applicable, of the amount of offset, with reasonable detail and documentation regarding the same, and shall provide the amount of the Redemption Price as reduced by any offset.

4.24 The closing of the redemption of the Involuntary Transferred Units may occur electronically or as the Manager may determine and shall take place within six (6) months after the Option Notice is sent by the Manager. The Company’s failure to pay the redemption price for the Involuntary Transferred Units to the Successor in a timely manner will not give rise to default under the terms of this Agreement. In such a case, the Option Notice will be deemed to have been rescinded as of the date it was received. In such a case, the Member’s unpaid, but owed distributions will be owed to the Member, however the Manager has sole and absolute discretion on the timing and amount of payment of those owed but unpaid distributions.

4.25 Notwithstanding anything else contained herein to the contrary, the Successor and/or the applicable Member shall merely be an assignee from and after the date of the applicable event causing the Transfer, and such Successor and/or the applicable Member shall thereinafter have no right to exercise rights of a Member hereunder.

4.26 In the event that any Successor and/or the applicable Member (“Defaulting Person”) shall be required to sell its Involuntary Transfer Units hereunder, and in the further event that Defaulting Person is unable to, or for any reason does not, deliver such Involuntary Transfer Units and necessary documentation to the Company and the Manager in accordance with the applicable provisions of this Agreement, then the Company may deposit the applicable Redemption Price for such Involuntary Transfer Units, by certified check, wire, ACH, or direct deposit of cash with the Company's primary bank, as agent or trustee, or in escrow, for such Defaulting Person, to be held by the bank until withdrawn by such Defaulting Person. Upon the deposit of the Redemption Price as provided for herein and upon notice in writing to the Defaulting Person, the Involuntary Transfer Units of such Defaulting Person to be redeemed shall at such time be deemed to have been redeemed by and conveyed to the Company, and such

Defaulting Person shall have no further rights thereto, and the Company shall record the redemption in its books and records.

ARTICLE 5

MANAGEMENT OF THE COMPANY

Section 5.1 Manager. The business and affairs of the Company shall be managed, and all its powers shall be exercised by or under the direction of the Manager.

Section 5.2 Powers of the Manager. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Manager shall have the following powers and authorities:

(A) To conduct, manage and control the business and affairs of the Company and to make such rules and regulations as the Manager shall deem to be in the best interests of the Company;

(B) to appoint and remove officers, agents and employees of the Company, prescribe their duties and fix their compensation;

(C) to lend money and borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company’s name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, guaranty agreements, hypothecations or other evidence of debt and securities therefor;

(D) to designate an executive and/or other committees to serve at the pleasure of the Manager, and to prescribe the manner in which proceedings of such committees shall be conducted;

(E) to lease, rent, acquire real and personal property, arrange financing and enter into contracts;

(F) to act as an agent of the Company before regulatory, administrative, and governmental proceedings; utilities; and similar entities and actions;

(G) to enter into any business arrangement with unaffiliated Persons including, without limitation, entering into joint venture, partnerships, joint tenancy, mergers and similar transactions;

(H) to establish the Capital Contribution required to purchase a single Unit of Interest in the Company and the minimum number of Units that must be purchased in a single transaction;

(I) to make an election to be taxed as a corporation; and

(J) to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes, or activities of the Company.

Section 5.3 Agency Authority of Manager. The Manager, acting alone, is authorized to endorse checks, drafts, and other evidence of indebtedness made payable to the order of the Company.

Section 5.4 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Manager shall be personally liable for any debt, obligation,

Section 5.5 Standards of Conduct; Modification of Duties.

(A) Notwithstanding any other provision of this Agreement or other applicable law, whenever in this Agreement or any other agreement contemplated hereby or otherwise, the Manager, in its capacity as the manager of Company, is permitted to or required to make a decision, the Manager shall be entitled to consider only such interests and factors as it desires, including its own interests, to give any consideration to any interest of or factors affecting Company or the Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Act or under any other law, rule or regulation.

(B) Except as is provided in Section 5.5(C), the Members acknowledge and agree that the Manager, in managing the Company, does not owe any fiduciary duties to the Members and/or to the Company including: (1) the duty of loyalty and good faith; and, (2) the duty of reasonable care and diligence.

(C) The Manager shall exercise its duty of loyalty and good faith and duty of reasonable care and diligence so as to perform above (1) the standard of willful or intentional misconduct; (2) gross negligence; or, (3) knowing violation of the law by the Manager.

(D) The Members hereby waive any right to bring direct or derivative claims for breach of fiduciary duty (duties) that they, as Members, may have against the Manager (1) as Members; or, (2) on behalf of the Company, unless such claims violate the standards as stated under Section 5.5(C).

(E) This Section 5.5 is written and agreed to pursuant to the Act and applicable Delaware law, whether such law is derived from statute, regulation, common law, or in equity.

5.6 Duties of Manager to Creditors. Except as expressly set forth in this Agreement, to the fullest extent permitted by law, the Manager shall not have any duties or liabilities, including fiduciary duties other than the duties of good faith and fair dealing as limited through Section 5.5, to any Member as creditor or any other creditor of Company, and the provisions of this Agreement.

5.7 No Duty of Manager to Members Tax Consequences. The Members expressly acknowledge that the Manager is under no obligation to consider the separate interests of the Members

(including, without limitation, the tax consequences to Members) in deciding whether to cause Company to take (or decline to take) any actions, and the Manager shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Members in connection with such decisions.

5.8 Manager’s Protection from Apparent Authority. The Manager shall be protected when acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by Manager to be authorized or genuine and to have been signed or presented by person(s) with proper authority.

5.9 Manager May Consult. The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, or other consultants and advisers selected by them. Any action taken or not taken by Manager in reliance upon the advice or opinion of such advisors (as to matters that the Manager reasonably believes to be within such Person’s professional or expert competence) shall raise a conclusive presumption that such action or non-action was taken in good faith and in accordance with such advice or opinion.

5.10 Authority to Delegate. The Manager shall have the right, with respect to any of their powers or obligations as provided in this Agreement, to act through any of their duly authorized officers or any duly appointed agent, attorney, or attorneys-in-fact. Each such agent or attorney shall, to the extent provided by the Manager in writing, have the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the Manager as provided in this Agreement.

Section 5.11 Election and Removal of Manager. The initial Manager shall be Shasta Power, LLC, a Delaware limited liability company.

(A) Subsequent Managers shall be elected by (i) the vote of Members holding not less than a fifty-one percent (51%) the Class B Interests at any meeting of the Members, or (ii) by written consent of Members holding not less than a majority of the Class B Interests. Except as otherwise provided by the Act or the Articles of Formation, the Manager shall hold office until dissolution, their death, Bankruptcy, mental incompetence, resignation or removal.

(B) The Manager may be removed for Cause upon the affirmative vote of one hundred percent (100%) the Percentage Interests of the Class A Members. For purposes of removal of a Manager, “for Cause” shall mean any of the following:

(i) Breach or default (and subsequent failure to cure or commence to cure) by the Manager of any material term or obligation under this Agreement that is not waived in writing by a majority of the Class B Members or cured (or the cure has not commenced) within thirty (30) days of notice of the alleged breach or default;

(ii) The knowing, willful and continued failure of the Manager to materially and substantially perform Manager’s customary duties (other than due to such party’s death or incapacity due to physical or mental illness), the reckless disregard of the performance of Manager, or the willful engaging by the Manager in gross misconduct or negligence which is materially and substantially injurious to the Company, monetarily or otherwise; or

(iii) Knowingly and intentionally making materially false, misleading, or inaccurate statements in connection with the rendering of services as a Manager that results in material and substantial financial damage to the Company.

(C) The proposed removal of any Manager other than based upon this Section 5.11 shall first be subject to written notice setting forth the alleged basis for the removal. Upon receipt of written notice, the recipient Manager shall have up to thirty (30) days to cure (or commence to cure) the alleged basis for removal. Any dispute regarding whether the alleged basis has been cured shall be subject to the dispute resolution provisions of Section 17.9.

5.12 Resignation or Death, Disability, or Dissolution of Manager. The Manager may resign at any time by giving written notice to the Members without prejudice to the rights, if any, of the Company under any contract to which such Manager is a party. The resignation of a Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

From time to time, the Manager may implement a succession plan regarding the management of the Company and disposition of the Manager’s Membership Interests in the event of the dissolution, death, or disability of the Manager.

Section 5.13 Manager May Engage in Other Activities. The Manager of the Company shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. No Manager shall be obligated to offer to the Company or its Members any opportunity to participate in any such other business venture. The Company shall not have any right to any income or profit derived from any such other business venture of the Manager.

This Section 5.13 applies to the Persons who control the Manager, as well as the Manager. Those Persons are permitted to participate in other business ventures and such Persons shall not be liable to the Company or the Members for participating or spending their time in other business ventures.

Section 5.14 Transactions of the Manager with the Company. The Manager (including its members and Affiliates) may lend money to and transact other business with the Company. Subject to applicable law, the Manager has the same rights and obligations with respect thereto as a Person who is not a Member or Manager. In the event the Manager transacts with the Company, such transaction shall have commercially reasonable terms for similar transactions in the area in which the transaction took place. Manager may authorize an affiliated or unaffiliated third party to act on behalf of the Company with respect to such a transaction with the Manager. No presumption of a breach of duties pursuant to Section 5.5(C) or bad faith shall arise if Manager does not appoint an agent to represent the Company in a transaction with the Manager. If the terms of the transaction are on commercially reasonable terms for similar transactions in the area in which the transaction took place, then it shall be presumed that Manager acted in accordance with their duties and in good faith arising from this Agreement and in law or equity.

Section 5.15 Compensation of Manager.

The Manager shall be entitled to the following fees:

(A) Management Fee. For its role as Manager, The Company shall pay to the Manager a fee equal to five percent (5%) of Unreturned Capital Contributions which shall be payable in twelve (12) installments, payable due to the Manager at the beginning of each month and calculated based on the Unreturned Capital Contributions for the previous month as adjusted by the Manager from time to time during the Fiscal Year. Within 120 days from the end of Each Fiscal Year, the Manager will prepare the Company's financials for the previously completed Fiscal Year in accordance with Section 13.4. If after the annual accounting, the Management Fees that were paid to the Manager over the fiscal year are in excess of the amount actually owed to the Manager over the fiscal year, the Manager will have the option between (1) paying the Company the difference in dollars over one payment; or, (2) deducting the difference from the monthly Management Fee payments to Manager until the difference balance is zero.

5.16 Expenses Borne by Manager. In the event Manager incurs expenses on behalf of the Company, the Company shall reimburse Manager for such expenses if such expenses are reasonable and in furtherance of the Company’s purposes and objectives.

ARTICLE 6

MEETINGS OF MANAGER

Section 6.1 Place of Meetings. So long as there is only one Manager, no notice of Meetings of the Manager shall be required and the Manager may conduct its business at any place within or without the State of Delaware that has been designated from time to time by the Manager.

Section 6.2 Action by Managers Without a Meeting. Any action required or permitted to be taken by the Manager may be taken without a meeting if the Manager shall consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Manager.

ARTICLE 7

OFFICERS

Section 7.1 General. The Manager may determine from time to time to appoint one or more individuals as officers of the Company. An officer need not be a Member or Manager of the Company, and any number of offices may be held by the same person. The Manager shall determine the nature and extent of the duties to be performed by any officer, which shall be reduced to writing. Officers may be designated from time to time by the Manager at Manager’s sole discretion.

Section 7.2 Appointment and Removal. The officers shall be appointed by the Manager. Each officer, including an officer elected to fill a vacancy, shall hold office at the pleasure of the Manager. Any officer may be removed, with or without cause, at any time by the Manager.

Section 7.3 Employment Agreement. Each officer may be required to sign an employment agreement that may delineate the duties, obligations, authorizations, compensation, and covenants that an officer must agree to as a condition precedent appointment. Such an employment agreement may identify itself as confidential. If identified as confidential, Members will not have a right as Members to receive or inspect such an employment agreement. The duties, obligations, authorizations, and covenants arising from such an employment agreement with an officer are independent of this Agreement and may survive appointment of an officer under this Agreement.

ARTICLE 8

CAPITAL CONTRIBUTIONS

Section 8.1 Capital Contributions. Each Member shall make a cash contribution to the Company's capital account in the amount shown in the subscription agreement provided to a Member at the time the Membership interests are purchased. Except as provided in this Agreement, no Member may withdraw their Capital Contribution.

Section 8.2 Capital Accounts. The Company shall maintain for each Member a separate Capital Account in accordance with Treasury Regulations section 1.704-1(b). Upon a valid transfer of a Membership Interest in accordance with Article 9 such Member's Capital Account shall carry over to the new owner.

Section 8.3 No Interest. No Member shall be entitled to interest on its Capital Account.

Section 8.4 Additional Capital Contributions.

(A) Pursuant to Section 8.5, only Members with Unfunded Committed Capital shall be obligated to contribute additional capital to the Company in addition to the initial Capital Contribution. No Member shall be permitted or authorized to make any additional Capital Contribution without the prior approval or at the request of the Manager. Additional Capital Contributions may be necessary to accomplish the purposes and objectives of the Company. The

Class A Members acknowledge that their Membership Interests may change (including being diluted) from time to time as a result of adding new Members to obtain additional Capital Contributions or from the funding of Capital Calls. With respect to any additional Capital Contribution, the price per Membership Interest shall be the price of the relevant class of Membership Interests at the time the additional Capital Contribution is approved by the Manager, as set by the Manager from time to time.

Such Member or Members making Additional Capital Contributions shall receive a Capital Account credit for each such additional Capital Contribution at the time and in the amount that such Capital Contribution is received by the Company and the related Percentage Interests shall be adjusted accordingly in the records of the Company. This will be the first day of the succeeding month from the day the Member notified the Manager of Member’s decision to convert their Distribution.

In the event the Member has an obligation under this Agreement or another instrument to make an additional capital contribution, the terms of that agreement will bind the Company and the Member, including any agreements as to the Price per Share.

Section 8.5 Capital Calls.

Class A Members who subscribe to purchase Class A Series 1 Units through the Offering in an amount greater than or equal to five hundred thousand dollars ($500,000.00) shall be eligible, but not required, to pay the amounts owed in two equal installments, subject to the provisions of this Section 8.5 (the “Capital Call Investors”). All other Class A Members must pay all amounts owed at the time of investment. Capital Call Investors shall receive only those Class A Series 1 and Bonus Units that correspond to the amount actually paid at the time of the first installment (“Initial Unit Issue Date”). When the remaining installment is paid, the balance of the Class A Series 1 Units shall be issued, along with the associated Bonus Units subject to availability pursuant to Exhibit 1-A. In all cases, Capital Call Investors must pay their total subscription amount prior to the closing of the Offering.

(A) After 180 days have expired from the Initial Unit Issue Date, the Manager may issue a Capital Call at any time for such amounts, in U.S. Dollars, as the Manager may determine in the sole discretion of the Manager. The Capital Call demand amount for any one Capital Call is the “Call Amount”. The Call Amount shall be for a fixed amount and may not exceed the total outstanding Unfunded Committed Capital for all Members.

(B) If there is a difference between the Committed Capital of a Member and the Capital Contribution of that Member as of the date of the Capital Call, such a Member has an obligation owed to the Company to pay some or all of the remainder of the Committed Capital (the “Unfunded Committed Capital”) at the demand of, and in the amounts as stated by the Manager.

(C) The Manager shall demand Unfunded Committed Capital only from those Members who have Unfunded Committed Capital. Each Member with Unfunded Committed Capital is under an obligation to pay their pro rata share of the Call Amount as of the date of the Call Notice. This is calculated by taking the total Call Amount divided by the total Unfunded Committed Capital, multiplied by the Members Unfunded Committed Capital All calculations are based as of the date the Call Notice is sent to Members.

(D) When the Manager issues a Capital Call, the Manager shall provide written notice to any Member who has Unfunded Committed Capital (the “Call Notice”). The Call Notice will contain the Call Amount, a date by which the Members must pay their portion of the Call Amount, and the amount of Unfunded Committed Capital each notified Member owes.

(E) In the event a Member who is under an obligation to pay an Unfunded Committed Capital fails to pay the full amount of their portion of the Call Amount in a timely manner (the “Defaulting Member”), the Manager may decide, at the sole discretion of the Manager, to (1) divest the Defaulting Member of all Bonus Units which the Defaulting Member owns and has a right to own; and, (2) bring the Defaulting Member’s Unfunded Committed Capital balance to zero. The Company shall be the sole person who may bring a claim against a Defaulting Member. The Members acknowledge and agree that they waive any right to bring a claim against a Defaulting Member for the Defaulting Member’s failure to pay their portion of the Call Amount.

(F) A Defaulting Member’s unpaid portion of a Call Amount will not be allocated amongst the other Members who are subject to paying the Call Amount. Such non-Defaulting Members shall not be under a duty to pay any amount not collected by the Company during a call due to the breach of a Defaulting Member.

Section 8.6 No Withdrawal. Except as expressly provided in this Agreement, no Class A Member shall have the right to withdraw from the Company all or any part of their Capital Contribution prior to five (5) years after their respective Unit Issue Date in compliance with Section 4.17.

Section 8.7 Receipt of Capital Contribution upon Dissolution. No Member shall receive any part of their Capital Contribution upon the dissolution of the Company until:

(A) all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them; or,

(B) the Certificate of Formation or this Agreement is canceled or so amended as to permit the withdrawal or reduction of Capital Contributions by Members.

Section 8.8 Cash Only. A Member, irrespective of the nature of their Capital Contribution, shall only have the right to demand and receive cash in return for their Capital Contribution.

ARTICLE 9

CAPITAL ACCOUNTS

Section 9.1 A single Capital Account shall be established and maintained for each Member (regardless of the class of Interests owned by such Member and regardless of the time or manner in which such Interests were acquired). In general, under such rules, a Member's Capital Account shall be:

(A) increased by: (i) the amount of money contributed pursuant to Article 8 by the Member to the Company (including the amount of any Company liabilities that are assumed by such Member other than in connection with distribution of Company property); and, (ii) allocations to the Member of Company income and gain (or item thereof), including income and gain exempt from tax; and

(B) decreased by (i) the amount of money distributed to the Member by the Company (including the amount of such Member’s individual liabilities that are assumed by the Company other than in connection with contribution of property to the Company), (ii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account, and (iii) allocations to the Member of Company loss and deduction (or item thereof).

Section 9.2 The Members shall direct the Company’s accountants to make all necessary adjustments in each Member’s Capital Account as required by the Code and the regulations thereunder. Ten or more Members, acting collectively, shall notify the Manager of any non-de minimus adjustments such Members believe that the Members’ Capital Accounts require. The Company may cure any discrepancies after an analysis at the Manager’s sole discretion. After analysis of the Members’ Capital Accounts, if there is a dispute, the Company and the Members shall make a good faith effort to resolve the issue. If such cannot be resolved, the Company shall hire an independent Certified Public Accountant (“CPA”) to make a determination. The Company and the Member(s) agree to be bound by the independent CPA’s determination.

ARTICLE 10

TAX AND ACCOUNTING MATTERS

Section 10.1 Reserved.

Section 10.2 Accounting Matters. The Managers shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and using such cash, accrual, or hybrid method of accounting as in the judgment of the Management Committee or the Members, as the case may be, is most appropriate.

Section 10.3 Tax Status and Returns. The Company will be taxed as a corporation for federal and state income tax purposes.

Section 10.4 Manager shall File Tax Returns. The Manager shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority and shall make timely filing thereof. The Manager shall exercise commercially reasonable efforts, to prepare or cause to be prepared and delivered to each Member within ninety (90) days after the end of each calendar year a report setting forth in reasonable detail the information with respect to the Company during such calendar year reasonably required to enable each Member to prepare their federal, state and local income tax returns in accordance with applicable law then prevailing. Nonetheless, neither the Manager nor the Company shall be liable to any Member for failing to complete and deliver such tax information within said ninety (90) days and each Member acknowledges that they may have to file for an extension of time to file their personal tax returns.

ARTICLE 11

DISTRIBUTIONS

Section 11.1 Distributions of Distributable Cash. Distributions of Distributable Cash, if any, shall be determined and issued in Manager’s sole and unreviewable discretion. The Company may, but shall not be obligated to, make distributions on a Fiscal Quarterly basis after the Manager has determined the Company has Distributable Cash. Except as provided in Section 11.2, the Manager shall distribute any Distributable Cash, including Distributable Cash generated by a sale or refinance of an asset or SPE associated with an Energy Project, to the Members, as follows:

(A)	If the Distributable Cash is the result of a sale of an asset or an SPE associated with an Energy Project for which an interconnection deposit was funded by an Interconnection Deposit Class, to Members holding such Interconnection Deposit Class pro rata based upon their percentage interests until they receive their applicable Interconnection Deposit Class Preferred Return on such interests plus a return of their invested capital with respect to such Interconnection Deposit Class and, after such payments, no further distributions of Distributable Cash shall be made with respect to such Interconnection Deposit Class (which, for clarity, means no payment under Section 11.1 (B) below will be made with respect to such interests);

(B)	All other distributions of Distributable Cash shall be distributed as follows: (i) first, to the Class A and Class B Members up to the amounts of their Unreturned Capital Contributions as of the date of the distribution; (ii) then seventy percent (70%) to the Class A Members, as a group, pro rata based upon each Class A Member’s relative Percentage Interest of all Class A Membership Interests; and, (iii) thirty percent (30%) to the Class B Members, as a group, pro rata based upon each Class B Member’s relative Percentage Interest.

Section 11.2 Distribution upon Liquidation. Upon liquidation of the Company, distributions shall be remitted to the Members to the extent and in proportion with their aggregate Capital Contributions until the aggregate amount distributed to such Members in accordance with this Section 11.2 is sufficient to provide for a return of such Members’ Capital Contributions by the

Company. After all Capital Contributions have been returned to the Members, any remaining funds shall be distributed as set forth above in Section 11.1.

Section 11.3. Form of Distributions.

(A) No Member, regardless of the nature of the Member’s Capital Contribution, has any right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept a distribution of any asset in kind.

(B) Without limiting the generality of Section 11.3(A), the Manager may, with the consent of the Member receiving the distribution, distribute specific property or assets of the Company to one or more Members.

Section 11.4. Restriction on Distributions. No distribution shall be made if, after giving effect to the distribution the Company would not be able to pay its debts as they become due in the usual course of business.

Section 11.5 Basis of Manager Discretion. The Manager may base a determination that a distribution is not prohibited on any of the following:

(A) financial statements prepared based on accounting practices and principles that are reasonable in the circumstances;

(B) A fair valuation; or

(C) Any other method that is reasonable in the circumstances.

The effect of a distribution is to be measured as of the date the distribution is authorized if the payment is to occur within thirty (30) days after the date of authorization, or the date payment is made if it is to occur more than thirty (30) days after the date of authorization.

Section 11.6 Return of Distributions. Members and Assignees who receive distributions made in violation of the Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act or this Agreement, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Assignee.

Section 11.7 Withholding from Distributions. To the extent the Company is required by law to withhold or to make tax or other payments on behalf of or with respect to any Member, the Company may withhold such amounts from any distribution and make such payments as required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made.

Section 11.8 Reserved.

Section 11.9 Reserved.

ARTICLE 12

TRANSFER OF INTERESTS; ADMISSION OF MEMBERS; OPTION TO PURCHASE INTEREST OF DECEASED OR DISSOLVED MEMBER

Section 12.1 Transfer of Interests. No person shall be admitted as a Member of the Company by assignment or sale of a Class A Member’s Interest unless the Manager shall have approved the admission of such Person as a new Member in writing; such approval may be withheld, conditioned or delayed in Manager’s sole and absolute discretion.

Section 12.2 Admission of Members. No person shall be admitted to the Company as a new Member contributing new capital without the approval of the Manager. Manager approval under this section shall be presumed if the new Member is admitted through a securities offering, and the Member and Manager follow the securities offering’s subscription procedures. Upon the admission of a new Member contributing new capital in accordance with the Act and this Agreement, at the discretion of the Manager, there may be a special closing of the books solely for the purpose of determining the value of the Company’s assets on such date by whatever method the Manager, in their sole and absolute discretion, consider reasonable, and the Capital Accounts of the existing Members may be adjusted based upon their Percentage Interests in the determined asset value. The new Member shall pay in their Capital Contribution, the Company shall establish a Capital Account which shall be credited with the Capital Contribution of the new Member.

Section 12.3 Payment of Purchase Price. The payment of the purchase price shall be in cash.

Section 12.4 Restrictions on transfer of the Membership Interests by law. If there are restrictions imposed by federal or state law on the Voluntary or Involuntary Transfer of the Membership Interests, the Members agree that they will refrain from engaging in such a transfer until the restriction(s) by law is lifted or no longer applies. Any such transfer while there is a restriction imposed by law will be void ab initio. It is the duty of the Member, not the Manager, to ensure there are no restrictions on transfer imposed by law. The Member waives any claims and indemnifies the Manager against Member’s claims or the purported transferee, derived from a void transfer transaction. Manager’s approval in writing pursuant to Section 12.2 has no effect on this Section 12.2’s waiver and indemnification.

Section 12.5 Drag-Along Rights.

(A) At any time, Members holding at least a majority of the of Class B Units (the “Selling Members”) may propose a Drag-Along Transaction and require all other holders of Interests (the “Drag-Along Members”) to sell all but not less than all of their Interests in accordance with this Section 12.5. The Selling Members shall exercise their rights pursuant to this Section 12.5 by delivering a written notice (the “Drag-Along Notice”) to the Company and each Drag-Along Member no more than ten (10) Business Days after the execution by all parties thereto of a definitive agreement with respect to the Drag-Along Transaction. The Drag-Along Notice shall make reference to the Selling Members’ rights and obligations hereunder and shall describe in reasonable detail (i) the name of the Person to who the Interests are proposed to be sold; (ii) the proposed date, time and location of the closing of the transaction; (iii) a description of the consideration to be paid; and (iv) the other material terms and conditions of the Drag-Along Transaction.

(B) In connection with any such Drag-Along Transaction, all Drag-Along Members shall consent to and raise no objections against the Drag-Along Transaction, and if the Drag-Along Transaction is structured as (i) a merger, conversion, Interest exchange or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, each holder of Interests entitled to vote thereon shall vote in favor of the Drag-Along Transaction and shall waive any appraisal rights or similar rights in connection with such merger, conversion, Interest exchange, consolidation or asset sale, or (ii) a sale of all the Interests, each holder of Interests shall agree to sell all of his or its Interests that are the subject of the Drag-Along Transaction, on the terms and conditions of such Drag-Along Transaction. The holders of Interests shall promptly take all necessary and desirable actions in connection with the consummation of the Drag-Along Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow/holdback arrangements relating to such Drag-Along Transaction (subject to Sections 12.5(C)(iv) and 12.5(C)(v) below), in each case to the extent that each other holder of Interests is similarly obligated, and (B) effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth in Section 12.5(C) below. The holders of Interests shall be permitted to sell their Interests pursuant to any Drag-Along Transaction without complying with any other provisions of this Article 12 (including Section 12.1 and 12.2).

(C) The obligations of the Drag-Along Members pursuant to this Section 12.5 are subject to the following terms and conditions:

(i) Upon the consummation of the Drag-Along Transaction, each Drag-Along Member shall receive the same proportion of the aggregate consideration from such Drag-Along Transaction that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 12.5 as in effect immediately prior to such Drag-Along Transaction, and if a holder of Interests receives consideration from such Drag-Along Transaction in a manner other than as contemplated by such rights and preferences or in excess of the amount to which such holder is entitled in accordance with such rights and preferences, then such holder shall take such action as is necessary so that such consideration shall be immediately reallocated among and distributed to the holders of Interests in accordance with such rights and preferences;

(ii) if any holder of a series of Interests is given an option as to the form and amount of consideration to be received, all holders of Interests shall be given the same option;

(iii) the Company shall bear the reasonable, documented costs incurred in connection with any Drag-Along Transaction (costs incurred by or on behalf of any holder of Interests for its sole benefit will not be considered costs of the transaction hereunder) unless otherwise agreed by the Company and the acquiror, in which case no holder of Interests shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction (excluding modest expenditures for postage, copies, and the like) and no holder of Interests shall be obligated to pay any portion (or, if paid, shall be entitled to be reimbursed by the Company for that portion paid) that is more than its pro rata share of reasonable expenses incurred in connection with a consummated Drag-Along Transaction;

(iv) no holder of Interests shall be required to provide any representations, warranties or indemnities (other than pursuant to an escrow or holdback of consideration proportionate to the amount receivable under this Section 12.5) in connection with the Drag-Along Transaction, other than customary (including with respect to qualifications) several representations, warranties and indemnities concerning (A) such holder’s valid title to and ownership of Interests, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (B) such holder’s authority, power and right to enter into and consummate such Drag-Along Transaction, (C) the absence of any violation, default or acceleration of any agreement to which such holder is subject or by which its assets are bound as a result of the Drag-Along Transaction, and (D) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such holder in connection with the Drag-Along Transaction (and then only to the extent that each other holder of Interests provides similar representations, warranties and indemnities with respect to the Interests held by such holder of Interests);

(v) no holder of Interests shall be obligated in respect of any indemnity obligations in such Drag-Along Transaction for an aggregate amount in excess of the total consideration payable to such holder of Interests in such Drag-Along Transaction; and

(vi) if some or all of the consideration received in connection with the Drag-Along Transaction is other than cash, then such consideration shall be deemed to have a dollar value equal to the fair market value of such consideration as determined by the Manager in its reasonable judgment.

(D) Notwithstanding anything to the contrary in this Section 12.5, if the consideration proposed to be paid to the holders of Interests in a Drag-Along Transaction includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act, then each of the holders of Interests that is not then an “Accredited Investor” (without regard to 17 C.F.R. 501(a)(4)) may be required (notwithstanding Section 12.5(c)(ii)), at the request and election of the holders that are pursuing a Drag-Along Transaction, to (i) at the cost of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such requesting holders or (ii) accept cash in lieu of any securities such non-Accredited Investor would otherwise receive in an amount equal to the fair market value of such securities as determined in the manner set forth in Section 12.5(c)(vi).

(E) Holders of an amount of outstanding Class B Membership Interests sufficient to propose a Drag-Along Transaction shall have the right in connection with any such transaction (or in connection with the investigation or consideration of any such potential transaction) to require the Company to cooperate fully with potential acquirors in such prospective Drag-Along Transaction by taking all customary and other actions reasonably requested by such holders or such potential acquirors, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors, establishing an electronic data room including materials customarily made available to potential acquirors in connection with such processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. In addition, the holders of Class B Membership Interests entitled to propose a Drag-Along Transaction shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Manager shall direct the Company to provide assistance with respect to these actions as reasonably requested.

ARTICLE 13

ACCOUNTING, RECORDS, REPORTING TO AND BY MEMBERS

Section 13.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for United States federal income tax purposes. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain all of the following:

(A) A current list of the full name and last known business or residence address of each Member and Assignee, together with the Capital Contributions, Capital Accounts, and Percentage Interests of each Member or Assignee;

(B) A copy of the Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;

(C) Copies of the Company’s U.S. federal, state and local income tax or information returns and reports, if any, and any tax returns or reports filed by or on behalf of the Company in any other jurisdiction;

(D) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(E) Copies of the financial statements of the Company and Copies of all Company contracts;

(F) The accounting records of the Company, including, without limitation, checks, canceled checks, bank statements, ledgers, invoices and similar records.

Section 13.2 Delivery to Members for Inspection. Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Manager shall promptly deliver to the requesting Member, at the expense of the requesting Member, a copy of the information required to be maintained under Sections 13.1(A), 13.1(B), and 13.1(D) and a copy of this Agreement. Any inspection or copying by a Member under this Article 13 may be made by that Person or that Person’s attorney.

Section 13.3 Right to Inspect. Each Member and Manager has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member or Manager, to:

(A) inspect and copy during normal business hours any of the Company records described in Sections 13.1(A), 13.1(B), and 13.1(D) of this Agreement; and,

(B) obtain from the Manager, promptly after their becoming available, a copy of the Company's U.S. federal, state and local income tax or information returns and reports and any tax returns and reports filed in any other jurisdiction for each fiscal year of the Company.

Section 13.4 Preparation of Financial Reports. The Manager shall be responsible for the preparation of financial reports of the Company and for the coordination of financial matters of the Company with the Company's accountants. Annual compiled financial statements shall be prepared that include a statement showing any item of income, gain, deduction, credit or loss allocable for U.S. federal income tax purposes pursuant to the terms of this Agreement.

Section 13.5 Filings. The Manager, at the Company’s expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Manager, at the Company’s expense, shall also cause to be prepared and timely filed, with the appropriate federal and state regulatory and administrative bodies, amendments to or restatements of, the Certificate of Formation and all filings or reports required to be filed by the Company with those entities under the Act or other then-current applicable laws, rules, and regulations. The

Manager’s failure to file such reports/filings shall not be deemed a breach of this Agreement if the Manager determines that not filing such reports/filings is in the interest of the Company. Such determination shall be in the sole discretion of the Manager.

Section 13.4 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person. In the event the Company is unable to obtain bank accounts, the funds of the Company may be held as determined by the Manager.

Section 13.5 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for U.S. federal income tax purposes or for purposes of any other jurisdiction in which the Company does business or is required to file tax returns or reports under applicable law.

ARTICLE 14

DISSOLUTION AND LIQUIDATION

Section 14.1 Dissolution. Subject to the provisions of the Act or the Certificate of Formation, the Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(A) At the time specified in the Certificate of Formation; or

(B) Upon the sale of substantially all of the assets of the Company, as authorized by the Manager.

Upon the occurrence of any of the events of dissolution as stated in this Section 14.1 of this Agreement, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Manager shall appoint a liquidating agent who shall have sole authority and control over the winding up and liquidation of the Company’s business and affairs and shall diligently pursue the winding up and liquidation of the Company. As soon as practicable after their appointment, the liquidating agent shall cause to be filed a statement of intent to dissolve as required by the Act. For the avoidance of doubt, the Manager may serve as the liquidating agent.

Section 14.2 No Distributions until the Distribution Date. During the course of liquidation, the Members shall continue to share profits and losses, but there shall be no cash distributions to the Members until the Distribution Date (as defined in Section 14.3).

Section 14.3 Liabilities. Liquidation shall continue until the Company’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. When the liquidating agent has determined that there can be a final accounting, the liquidating agent shall establish a date (not to be later than the end of the taxable year of the liquidation, i.e., the time at which the Company ceases to be a going concern as provided in Section 1.704-1(b)(2)(ii)(g) of the Income Tax Regulations, or, if later, ninety (90) days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the “Distribution Date”). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 14.2 not later than the Distribution Date.

Section 14.4 Wind-Up. Upon dissolution and termination, the Manager or liquidating agent, as the case may be, shall wind up the affairs of the Company, shall sell or wind up all the Company assets as promptly as consistent with obtaining, insofar as possible, the fair value thereof after paying all liabilities, including all costs of dissolution. The proceeds from the liquidation of the assets of the Company and collection of the receivables of the Company, together with the assets distributed in kind, to the extent sufficient therefore, shall be applied and distributed in the following descending order of priority:

(A) To the payment and discharge of all of the Company’s debts, liabilities, and expenses of the Company, including liquidation expenses;

(B) To the creation of any reserves which the Manager deems necessary or reasonable for any contingent of unforeseen liabilities or obligations of the Company;

(C) To the payment and discharge of all of the Company’s debts and liabilities owing to Members, but if the amount available for payment is insufficient, then pro rata in proportion to the amount of the Company debts and liabilities owing to each Member; and

(D) To all the Members in the proportion of their respective positive Capital Accounts, as those accounts are determined after all adjustments to such accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement and Income Tax Regulations § 1.704-I(b), such adjustments to be made within the time specified in such Income Tax Regulations;

(E) In accordance with Section 11.1 of this Agreement.

Section 14.5 Filings for Termination. Upon dissolution and liquidation of the Company, the liquidating agent shall cause to be executed and filed with the Secretary of State of the State of Delaware, Articles of Termination in accordance with the Act.

ARTICLE 15

INDEMNIFICATION

Section 15.1 Indemnification Proceeding Other than by Company.

(A) The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Person is or was a Manager, Member, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a manager, member, shareholder, director, officer, partner, trustee, employee, or agent of any other Person, joint venture, trust or other enterprise, against expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

(B) Section 15.1(A) indemnification shall only apply if the Person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that their conduct was unlawful.

Section 15.2 Indemnification: Proceeding by Company.

(A) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Person is or was a Manager, Member, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a Manager, member, shareholder, director, officer, partner, trustee, employee, or agent of any other Person, joint venture, trust, or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Person in connection with the defense or settlement of the action or suit if the Person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company.

(B) Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 15.3 Mandatory Indemnification. To the extent that a Manager, Member, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in this Article 15, or in defense of any claim, issue or matter therein, he or she must be indemnified by the Company against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 15.4 Authorization of Indemnification. Any indemnification under Sections 15.1 and 15.2, unless ordered by a court or advanced pursuant to Section 15.5, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, employee, or agent is proper in the circumstances. The determination must be made by a majority of the Class B Members if the person seeking indemnity is not a Class B Member; or if the person seeking indemnity is a Class B Member by independent legal counsel selected by the Manager in a written opinion; or by a vote of the majority of Percentage Interests in the Company. The Manager has sole discretion which method to choose.

Section 15.5 Mandatory Advancement of Expenses. The expenses of the Manager, Members and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager, Member, or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The provisions of this Section 15.5 do not affect any rights to advancement of expenses to which personnel of the Company other than Managers, Members, or officers may be entitled under any contract or otherwise.

Section 15.6 Effect and Continuation.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Sections 15.1 – 15.5:

(A) unless ordered by a court pursuant to Section 15.2 or for the advancement of expenses made pursuant to Section 15.5, may not be made to or on behalf of any Member, Manager or officer if a final adjudication establishes that their acts or omissions involved intentional misconduct, breach of fiduciary duty as limited through this Agreement, fraud, or a knowing violation of the law and was material to the cause of action.

(B) continues for a person who has ceased to be a Member, Manager, officer, employee or agent and inures to the benefit of their heirs, executors, and administrators.

Section 15.8 Repeal or Modification. Any repeal or modification of this Article 15 by the Members of the Company shall not adversely affect any right of a Manager, Member, officer, employee, or agent of the Company existing hereunder at the time of such repeal or modification.

ARTICLE 16

DEFAULTS AND REMEDIES

Section 16.1 Defaults. If a Member materially defaults in the performance of their or its obligations under this Agreement, and (a) such default is not cured within ten (10) days after written notice of such default is given by a Manager to the defaulting Member for a default that can be cured by the payment of money, or (b) within thirty (30) days after written notice of such default is given by a Manager to the defaulting Member for any other default, then the Company shall have the rights and remedies described in Section 16.2 hereunder in respect of the default.

Section 16.2 Remedies. If a Member fails to perform their or its obligations under this Agreement, the Company shall have the right, in addition to all other rights and remedies provided herein, to bring the matter to arbitration. The award of the arbitrator in such a proceeding may include an order for specific performance by the defaulting Member of his or its obligations under this Agreement, an award for damages for payment of sums due to the Company and/or may result in the defaulting Member’s expulsion. Upon expulsion, a Member shall no longer have any ongoing rights, but shall be entitled to pro rata allocation and distribution of profits, if any, for the year of expulsion.

ARTICLE 17

MISCELLANEOUS

Section 17.1 Entire Agreement. This Agreement constitutes the entire agreement between the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein. This shall not apply to subscription agreements executed by Members pursuant to a securities offering.

Section 17.2 Amendments.

(A) This Agreement may be amended only by the affirmative vote of fifty-one (51%) of the Percentage Interests of each outstanding class of Members, except clerical or ministerial amendments that may be approved unilaterally by the Class B Members. All amendments shall be in writing. Prior to any vote on amendment, the Manager must first approve the amendment and propose the amendment to the Members.

(B) The Certificate of Formation may be amended by the affirmative vote of all the Class B Members. Any such amendment shall be in writing and shall be executed and filed in accordance with the Act.

Section 17.3 No Waiver. A waiver, amendment or modification of any term or condition of this Agreement must be in writing and signed by the party against whom the waiver, amendment or modification is sought to be enforced. No waiver by any party of any breach hereunder shall be deemed a waiver of any other breach or any subsequent breach.

Section 17.4 Representation of Shares of Companies or Interests in Other Entities. The Manager is authorized to vote, represent, and exercise on behalf of this Company all rights incident to any and all shares of any other company or companies, or any interests in any other Person, in the name of this Company. The authority herein granted to said Manager to vote or represent on behalf of this Company may be exercised by the Manager in person or by any other person authorized so to do by proxy or power of attorney duly executed by said Manager.

Section 17.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

Section 17.6 Severability. If any provision of this Agreement is rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction all other provisions of this Agreement shall remain in full force and effect.

Section 17.7 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Great State of Delaware (without regard to conflicts of law principles).

Section 17.8 Choice of Venue. Any suit, legal action or proceeding involving any dispute or matter regarding, relating to or arising under this Agreement shall be brought solely in Oregon. All parties hereby consent to the exercise of personal jurisdiction, and waive all objections based on improper venue and/ or forum non conveniens, in connection with or in relation to any such suit, legal action or proceeding. Notwithstanding anything to the contrary, the choice of venue provisions in this Section 17.8 shall not apply to any claim or cause of action arising from federal securities laws.

Section 17.9 Payment of Legal Fees and Costs. In the event that a Member initiates or asserts any suit, legal action, claim, counterclaim or proceeding regarding, relating to or arising under this Agreement, the Units, or the Company, including claims under the U.S. federal or state securities laws; and (ii) does not, in a judgment on the merits, substantially achieve, in substance and amount, the full remedy sought or the equivalent is reached in settlement, then the Member shall be obligated to reimburse the Company and any parties indemnified by the Company for any and all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees, the costs of investigating a claim and other litigation expenses) that the Company and any parties indemnified by the Company may incur in connection with such Claim.

17.10 Notices. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given (i) upon delivery when delivered in person, (ii) as of 2:00 p.m. on the day after being delivered to a nationally recognized overnight courier; (iii) upon transmission thereof and receipt of the appropriate answerback when delivered by facsimile transmission or by email; or (v) 72 hours after being placed in a depository of the United States mails when delivered by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

(a) If to the Company:

Shasta Power Fund II, LLC

P.O. Box 1413

Bend, OR 97709

OR

info@shastapower.com

(b) if to the Member, to the address and contact information provided by the Member to the Company from time to time. Each Member shall inform the Company of any changes to its contact information no later than thirty (30) days from the date of the relevant change, and in no circumstances any later than October 31 of the calendar year in which such change occurs.

Section 17.11 Titles and Subtitles. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement.

Section 17.12 Currency. Unless otherwise specified, all currency amounts in this Agreement refer to the lawful currency of the United States of America.

Section 17.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto.

Section 17.14 Tax Matters. The Company makes no representations as to the tax consequences to any Member as a result of the Member’s purchase of an Interest, or any other benefits available by virtue of the business, operations, or financial results of the Company. It is not intended that the Company be a tax shelter and it is uncertain that there will be any material tax benefits available to the Members by virtue of the business, operations, or financial results of the Company. The Company has been organized as a limited liability company under the laws of the State of Delaware and, accordingly, it is intended that the Company be treated for federal and Delaware state income tax purposes as a corporation.

Section 17.15 Preparation of Agreement. This Agreement has been prepared by Red Rock Securities Law Inc. an Arizona law firm (the “Law Firm”), counsel for the Company in the course of its representation of it, and:

(A) The Members have been advised to seek independent counsel or have had the opportunity to seek such representation;

(B) The Law Firm has not given any advice or made any representations to the members with respect to the tax consequences of this Agreement;

(C) The Members have been advised that the terms and provisions of this Agreement may have tax consequences and the Members have been advised by the Law Firm to seek independent counsel with respect thereto; and,

(D) The Members have been represented by independent counsel or have had the opportunity to seek such representation with respect to the tax consequences of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Operating Agreement for Shasta Power Fund II, LLC

SIGNATURE PAGE

IN WITNESS WHEREOF, Shasta Power Fund II, LLC, through its Manager and the Members hereby execute this Operating Agreement effective as of August 28, 2024.

SHASTA POWER FUND II, LLC

A Delaware limited liability company

By: Shasta Power, LLC, its Manager

By:

Name: Max Roe

Title: Manager

SHASTA POWER, LLC
(Manager of Shasta Power Fund II, LLC and Class B Member)

By:

Name: John Copyak

Title: Manager

By:

Name: Boris Feldman

Title: Manager

By:

Name: Max Roe

Title: Manager

Operating Agreement for Shasta Power Fund II, LLC

EXHIBIT 1

MEMBER INFORMATION

CLASS A MEMBERS
MEMBER NAME AND ADDRESS	CAPITAL CONTRIBUTIONS	CLASS A UNITS	PERCENTAGE INTEREST

TOTAL ALL CLASS A MEMBERS:	Up to $50,000,000	Up to 71,450

INTERCONNECTION DEPOSIT CLASS MEMBERS
MEMBER NAME AND ADDRESS	CAPITAL CONTRIBUTIONS	INTERCONNECTION DEPOSIT CLASS UNITS	PERCENTAGE INTEREST

TOTAL ALL INTERCONNECTION DEPOSIT CLASS MEMBERS:	Up to $25,000,000	Up to 25,000

CLASS B MEMBERS
MEMBER NAME AND ADDRESS	CAPITAL CONTRIBUTIONS	CLASS B UNITS	PERCENTAGE INTEREST
Shasta Power, LLC	$1,000	30,621	30%
TOTAL ALL CLASS B MEMBERS:	$1,000	30,621	30%

EXHIBIT 1-A

Operating Agreement for Shasta Power Fund II, LLC

EXHIBIT 2

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Operating Agreement, dated August 28, 2024 as amended from time to time (the “Operating Agreement”), between Shasta Power Fund II, LLC, a Delaware limited liability company (the “Company”) and Shasta Power, LLC, a Delaware limited liability company, its Manager and Class B Member. Pursuant to and in accordance with the Operating Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Operating Agreement and agrees that upon execution of this Joinder, such Person shall become a party to the Operating Agreement and shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the Operating Agreement as though an original party thereto and, subject to the consent of the Manager, shall be deemed, and is hereby admitted as, a Member for all purposes thereof and shall be entitled to all the rights incidental thereto, and shall hold the status of a Class A Member or an Interconnection Deposit Class Member, as applicable.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Operating Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

[NEW MEMBER]
By_____________________ Name: Title:

Operating Agreement for Shasta Power Fund II, LLC

EXHIBIT 3

___________________________________________________________

INTERCONNECTION DEPOSIT CLASS ADDENDUM

TO

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

SHASTA POWER FUND II, LLC

Dated as of March 20, 2025

This Interconnection Deposit Class Addendum (the “Interconnection Addendum”) to the Limited Liability Company Operating Agreement (as the same may hereafter be amended from time to time, and together with the exhibits and addenda thereto, including this Interconnection Deposit Class Addendum, which is incorporated by reference into and made a part thereof, the “Agreement”) of Shasta Power Fund II, LLC, a Delaware limited liability company (the “Company”) is set forth for the purpose of establishing an Interconnection Deposit Class. All capitalized terms used herein and not otherwise defined in this Interconnection Addendum shall have the meanings ascribed to them in the Agreement.

(a)	Designation. The Managing Member hereby establishes an Interconnection Deposit Class of the Company designated as the “Interconnection Deposit Class.” The Class Interconnection Deposit Class shall relate to the interconnection deposit(s) to be made with respect to the Energy Projects or SPEs to be determined in the sole discretion of the Manager. Furthermore, the Manager may allocate the capital received for the Interconnection Deposit Class into one or more Energy Projects or SPEs for the purpose of determining the distributions to be paid pursuant to Section 11.1(A).

(b)	Interconnection Deposit Class Preferred Return. The Interconnection Deposit Preferred Return of Class Interconnection Deposit Class will be 15% per annum, compounded annually.

MANAGER:

SHASTA POWER LLC

By:

Name: Max Roe

Title: Manager